Exhibit 99.1

United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2004 RESULTS

     Dallas, Texas, October 28, 2004 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2004 results: Revenues increased to $15,770,000 from $12,849,000 in the prior year quarter, an increase of $2,921,000, or 22.7%. For the nine months ended September 30, 2004, revenues increased to $42,597,000 from $33,934,000 for the same period 2003, an increase of $8,663,000, or 25.5%. The Company reported net income of $1,730,000 ($0.30 per share / $0.29 diluted) in the third quarter 2004 compared to net income of $1,642,000 ($0.28 per share) in the third quarter 2003, an increase of $88,000, or 5.4%. Interest expense for the 2004 quarter included a $235,000 prepayment penalty and the expensing of $632,000 of unamortized prepaid financing costs, both of which resulted from the Company’s debt refinancing during the quarter.

     For the nine months ended September 30, 2004, the Company reported net income of $5,012,000 ($0.86 per share / $0.85 diluted), compared to net income of $3,183,000 ($0.55 per share) for the comparable 2003 period, an increase of $1,829,000, or 57.5%. The first nine months 2004 net income included $1,082,000 ($0.19 per share / $0.18 diluted), net of income taxes ($1,328,000 gross), for lease bonus payments received for the lease of the Company’s oil and gas rights on its Cleburne, Texas property, while the first nine months 2003 net income included $636,000 ($0.11 per share), net of income taxes ($719,000 gross), for embezzlement-related recoveries net of embezzlement-related costs. Interest expense for the 2004 nine-month period included the $235,000 prepayment penalty and the expensing of $632,000 of unamortized prepaid financing costs.

     The Company’s gross profit was $5,159,000 for the third quarter 2004, compared to $4,387,000 for the 2003 quarter, an increase of 17.6%. For the first nine months 2004, gross profit was $13,179,000, compared to $9,595,000 for the comparable 2003 period, an increase of 37.4%. The revenue and gross profit increases were primarily due to increased lime sales resulting from lime production from the new kiln at the Company’s Arkansas plant which came on line in late February 2004.

     “We are pleased to have refinanced our bank term loan and revolving credit facility, reducing our term loan interest rate by approximately three and one-half percentage points, which will significantly reduce our interest expense in the future,” said Timothy W. Byrne, President and Chief Executive Officer. “Also, due to our continuing strong cash flow, in the first nine months 2004 we have further reduced our outstanding debt by approximately $8,000,000, or 16%,” Mr. Byrne added. “Our operating results continue to reflect the positive impact of our capital investments providing additional lime production to sell into the continuing strong lime market. However we are concerned that higher energy costs may adversely impact our future earnings if we are unable to pass these increased costs on to our customers.”

     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2004	2003	2004	2003
Revenues	$15,770	12,849	42,597	33,934

Gross profit	$5,159	4,387	13,179	9,595

Operating profit	$3,913	3,199	9,531	6,360
Interest expense	2,056	1,256	4,841	3,315
Other (income) expense, net	(190)	3	(1,459)	(708)
Income tax expense	317	298	1,137	570

Net income	$1,730	1,642	5,012	3,183

Net income per share of common stock:
Basic	$0.30	0.28	0.86	0.55
Diluted	$0.29	0.28	0.85	0.55
Weighted average shares outstanding:
Basic	5,844	5,800	5,830	5,800
Diluted	6,024	5,810	5,938	5,803

	September 30,	December 31,
BALANCE SHEETS	2004	2003
Assets:
Current assets	$15,952	18,664
Property, plant and equipment, net	80,155	77,267
Deferred tax assets, net	732	1,899
Other assets	775	1,670

Total assets	$97,614	99,500

Liabilities and Stockholders’ Equity:
Current liabilities	$9,107	8,755
Debt, excluding current installments	40,680	47,886
Other liabilities	795	899
Stockholders’ equity	47,032	41,960

Total liabilities and stockholders’ equity	$97,614	99,500

- end -